Exhibit (a)(5)(X)(II)

Viston United Swiss AG provides update on recent discussions with

Petroteq Energy Inc.

TORONTO, June 10, 2022 – Viston United Swiss AG (“Viston”), together with its indirect, wholly-owned subsidiary, 2869889 Ontario Inc. (the “Offeror”) is providing an update on the Offeror’s all-cash offer (the “Offer”) to acquire all of the issued and outstanding common shares (“Common Shares”) of Petroteq Energy Inc. (“Petroteq”) (TSX-V: PQE; OTC: PQEFF; FSE: PQCF).

Viston recently approached Petroteq to seek further information on Petroteq’s recent announcements/filings regarding an upcoming meeting of shareholders to be held on July 21, 2022 (the “Meeting”), the trading reinstatement of the Common Shares on the TSX Venture Exchange on May 27, 2022 (and associated institution of the Regulatory Oversight and Advisory Committee (“ROC”) and the search for, and appointment of, a new Chief Executive Offer (the “CEO Search”), as announced on May 24, 2022) and the private placement of units announced on June 2, 2022 for gross proceeds of up to US$2.5 million (the “Private Placement”), among other things.

Petroteq has confirmed to Viston the following:

•	Petroteq’s continued support for the Offer and recommendation to Petroteq shareholders to tender their Common Shares to the Offer.

•	The Common Shares held by management and the board of directors of Petroteq remain tendered to the Offer.

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Petroteq has no plans or intentions to engage in any defensive or other tactics that could prejudice the Offer and in particular satisfaction of the conditions to the Offer without the consent of Viston (for example, (i) the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more Petroteq employees, consultants or directors or the making of grants or awards to provide for increased benefits to such persons, except in connection with the aforementioned CEO Search as required by the TSX Venture Exchange, (ii) adopting or implementing a shareholder rights plan, or (iii) implementing a change in capital structure of Petroteq, including issuance of any Common Shares or securities convertible into Common Shares, etc., except in connection with the Private Placement as further discussed below).

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In connection with the upcoming Meeting, Petroteq intends to consult with Viston on the business of the meeting, including the election of directors and any special business to ensure that such matters will not prejudice the Offer, including completion of the Offer and related transition planning.

•	Petroteq will consult with and involve Viston in the CEO Search.

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While Petroteq is in need of cash for operational matters and hence the Private Placement is necessary at this time, going forward if Petroteq requires additional financing it intends to contact Viston first and give Viston the opportunity to provide any such financing.

In reliance on the foregoing, Viston has indicated to Petroteq that it intends to:

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Vary one of the conditions contained in the Viston Offer, being the No Change in Capitalization Condition (as such term is defined in the First Notice of Variation and Extension dated February 1, 2022, a copy of which is available under Petroteq’s SEDAR profile at www.sedar.com). The Offer provides that the Offeror will have the right to withdraw the Offer and not take up or pay for any Common Shares deposited thereunder, unless a number of additional conditions are satisfied or waived by the Offeror, including that the Offeror shall have determined, in its reasonable judgment, that neither Petroteq nor any of its subsidiaries has taken any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or complete any compulsory acquisition or subsequent acquisition transaction including, without limitation that the number of issued and outstanding Common Shares on a fully-diluted basis at the expiry time of the Offer shall not exceed 795,000,000 issued and outstanding Common Shares on a fully-diluted basis. Viston has indicated that it intends to increase the threshold under the No Change in Capitalization Condition to 811,000,000 issued and outstanding Common Shares on a fully-diluted basis to accommodate the Private Placement.

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Extend the expiry date for the Offer as contemplated in Viston’s press release of May 24, 2022. Viston will issue a further press release regarding the proposed notice of variation and extension but is currently expecting to extend the time for acceptance of the Offer to 5:00 p.m. (Toronto time) on July 22, 2022, the day after Petroteq’s upcoming shareholder meeting.

While Viston did review the content of Petroteq’s press release issued earlier today, for clarification, Viston maintains that in addition to Petroteq consulting with and involving Viston in the CEO Search, Viston’s position is that Petroteq should not enter into an employment or similar agreement with a new CEO, in particular with any change of control or severance provisions, without the consent of Viston.

Summary of Offer Details

Viston reminds Shareholders of the following key terms and conditions of the Offer:

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Shareholders will receive C$0.74 in cash for each Common Share. The Offer represents a significant premium of approximately 279% based on the closing price of C$0.195 per Common Share on the TSX-V on August 6, 2021, being the last trading day prior to the issuance of a cease trade order by the Ontario Securities Commission at which time the TSX-V halted trading in the Common Shares. The Offer also represents a premium of approximately 1,032% to the volume weighted average trading price of C$0.065 per Common Share on the TSX-V for the 52-weeks preceding the German voluntary public purchase offer in April 2021.

•	The Offer is expressed in Canadian dollars but Shareholders may elect to receive their consideration in the U.S. dollar equivalent amount.

•	The Offer is currently open for acceptance until 5:00 p.m. (Toronto time) on June 17, 2022, unless the Offer is extended, accelerated or withdrawn by the Offeror in accordance with its terms.

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Registered Shareholders may tender by sending their completed Letter of Transmittal, share certificates or DRS statements and any other required documents to Kingsdale, as Depositary and Information Agent. Registered Shareholders are encouraged to contact Kingsdale promptly to receive guidance on the requirements and assistance with tendering.

•	Beneficial Shareholders should provide tender instructions and currency elections to their financial intermediary. Beneficial Shareholders may also contact Kingsdale for assistance.

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The Offer is subject to specified conditions being satisfied or waived by the Offeror. These conditions include, without limitation: the Canadian statutory minimum tender condition of at least 50% +1 of the outstanding Common Shares being validly deposited under the Offer and not withdrawn (this condition cannot be waived); at least 50% +1 of the outstanding Common Shares on a fully diluted basis being validly deposited under the Offer and not withdrawn; the Offeror having determined, in its reasonable judgment, that no Material Adverse Effect exists; and receipt of all necessary regulatory approvals. Assuming that the statutory minimum tender condition is met and all other conditions are met or waived, the Depositary will pay Shareholders promptly following the public announcement of take-up and pay.

For More Information and How to Tender Shares to the Offer

Shareholders who hold Common Shares through a broker or intermediary should promptly contact them directly and provide their instructions to tender to the Offer, including any U.S. dollar currency election. Taking no action and not accepting the Offer comes with significant risks of shareholder dilution and constrained share prices. The current deadline for Shareholders to tender their shares is 5:00 p.m. (Toronto time) on June 17, 2022.

For assistance or to ask any questions, Shareholders should visit www.petroteqoffer.com or contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

Advisors

The Offeror has engaged Gowling WLG (Canada) LLP to advise on certain Canadian legal matters and Dorsey & Whitney LLP to advise on certain U.S. legal matters. Kingsdale Advisors is acting as Information Agent and Depositary.

About the Offeror

The Offeror is an indirect, wholly-owned subsidiary of Viston, a Swiss company limited by shares (AG) established in 2008 under the laws of Switzerland. The Offeror was established on September 28, 2021 under the laws of the Province of Ontario. The Offeror’s registered office is located at 100 King Street West, Suite 1600, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1G5. The registered and head office of Viston is located at Haggenstreet 9, 9014 St. Gallen, Switzerland.

Viston was created to invest in renewable energies and clean technologies, as well as in the environmental protection industry. Viston aims to foster innovative technologies, environmentally-friendly and clean fossil fuels and to help shape the future of energy. Since October 2008, Viston has undertaken its research, development and transfer initiatives in Saint Gallen, Switzerland. Viston has been working to optimize and adapt these technologies to current market requirements to create well-engineered products. Viston’s work also includes the determination of technical and economic risks, as well as the search for financing opportunities.

Caution Regarding Forward-Looking Statements

Certain statements contained in this news release contain “forward-looking information” and are prospective in nature. Forward-looking information is not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by the forward-looking information. Often, but not always, forward-looking information can be identified by the use of forward-looking words such as “plans”, “expects”, “intends”, “anticipates”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “should”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking information contained in this news release includes, but is not limited to, confirmatory statements made by Petroteq to Viston in their discussions, statements relating to a further variation of and/or extension of the time for acceptance of the Offer by Viston; other expectations relating to the Offer; estimations regarding the issued and outstanding Common Shares, including as measured on a fully-diluted basis; and the satisfaction or waiver of the conditions to consummate the Offer.

Although the Offeror and Viston believe that the expectations reflected in such forward-looking information are reasonable as they relate to the Offeror and Viston’s intentions, such statements (particularly those relating to Petroteq’s intentions) involve risks and uncertainties, and undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking information, and actual results may differ materially from those expressed or implied in such statements. Important factors that could cause actual results, performance or achievements of the Offeror or the completion of the Offer to differ materially from any future results, performance or achievements expressed or implied by such forward-looking information include, among other things, the ultimate outcome of any possible transaction between Viston and Petroteq, including the possibility that Petroteq will not accept the transaction with Viston or enter into further discussions regarding the transaction, actions taken by Petroteq, actions taken by security holders of Petroteq in respect of the Offer, that the conditions of the Offer may not be satisfied or waived by Viston at the expiry of the Offer period, the ability of the Offeror to acquire 100% of the Common Shares through the Offer, the ability to obtain regulatory approvals and meet other closing conditions to any possible transaction, including any necessary shareholder approvals, potential adverse reactions or changes to business relationships resulting from the announcement, pendency or completion of the Offer transaction or any subsequent transaction, competitive responses to the announcement or completion of the Offer, unexpected costs, liabilities, charges or expenses resulting from the proposed transaction, exchange rate risk related to the financing arrangements, litigation relating to the proposed transaction, the inability to engage or retain key personnel, any changes in general economic and/or industry-specific conditions, industry risk, risks inherent in the running of the business of the Offeror or its affiliates, legislative or regulatory changes, Petroteq’s structure and its tax treatment, competition in the oil & gas industry, obtaining necessary approvals, financial leverage for additional funding requirements, capital requirements for growth, interest rates, dependence on skilled staff, labour disruptions, geographical concentration, credit risk, liquidity risk, changes in capital or securities markets and that there are no inaccuracies or material omissions in Petroteq’s publicly available information, and that Petroteq has not disclosed events which may have occurred or which may affect the significance or accuracy of such information. These are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the Offeror’s forward-looking information. Other unknown and unpredictable factors could also impact its results. Many of these risks and uncertainties relate to factors beyond the Offeror’s ability to control or estimate precisely. Consequently, there can be no assurance that the actual results or developments anticipated by the Offeror will be realized or, even if substantially realized, that they will have the expected consequences for, or effects on, the Offeror, its future results and performance.

Forward-looking information in this news release is based on the Offeror and Viston’s beliefs and opinions at the time the information is given, and there should be no expectation that this forward-looking information will be updated or supplemented as a result of new information, estimates or opinions, future events or results or otherwise, and each of the Offeror and Viston disavows and disclaims any obligation to do so except as required by applicable Law. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of the Offeror or any of its affiliates or Petroteq.

Unless otherwise indicated, the information concerning Petroteq contained herein has been taken from or is based upon Petroteq’s and other publicly available documents and records on file with the Securities Regulatory Authorities and other public sources at the time of the Offer. Although the Offeror and Viston have no knowledge that would indicate that any statements contained herein relating to Petroteq, taken from or based on such documents and records are untrue or incomplete, neither the Offeror, Viston nor any of their respective officers or directors assumes any responsibility for the accuracy or completeness of such information, or for any failure by Petroteq to disclose events or facts that may have occurred or which may affect the significance or accuracy of any such information, but which are unknown to the Offeror and Viston.

Additional Information

This news release relates to a tender offer which Viston, through the Offeror, has made to Shareholders. The Offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase and Circular, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension dated April 14, 2022, the Fourth Notice of Extension, the letter of transmittal and other related offer documents) initially filed by Viston on October 25, 2021, as subsequently amended. These materials, as may be amended from time to time, contain important information, including the terms and conditions of the Offer. Subject to future developments, Viston (and, if applicable, Petroteq) may file additional documents with the Securities and Exchange Commission (the “SEC”). This press release is not a substitute for any tender offer statement, recommendation statement or other document Viston and/or Petroteq may file with the SEC in connection with the proposed transaction.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Investors and security holders of Petroteq are urged to read the tender offer statement (including the Offer to Purchase and Circular, the Notice of Variation and Extension dated February 1, 2022, the Second Notice of Extension dated February 24, 2022, the Third Notice of Extension dated April 14, 2022, the Fourth Notice of Extension, the letter of transmittal and other related offer documents) and any other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. Any investors and security holders may obtain free copies of these documents (if and when available) and other documents filed with the SEC by Viston through the web site maintained by the SEC at www.sec.gov or by contacting Kingsdale Advisors, the Information Agent and Depositary in connection with the offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com.

For More Information

Media inquiries:

Hyunjoo Kim

Vice President, Strategic Communications and Marketing

Kingsdale Advisors,

Direct: 416-867-2357

hkim@kingsdaleadvisors.com

For assistance in depositing Petroteq Common Shares to the Offer, please contact:

Kingsdale Advisors

130 King Street West, Suite 2950

Toronto, ON M5X 1E2

North American Toll Free: 1-866-581-1024

Outside North America: 1-416-867-2272

Email: contactus@kingsdaleadvisors.com

www.petroteqoffer.com

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